Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees of

Nuveen Dividend Advantage Municipal Income Fund

Nuveen Quality Municipal Fund, Inc.

Nuveen Quality Income Municipal Fund, Inc.

Nuveen Municipal Opportunity Fund, Inc.

We consent to the use of our reports dated December 26, 2014 with respect to the financial statements of Nuveen Dividend Advantage Municipal Income Fund, Nuveen Quality Municipal Fund, Inc., Nuveen Quality Income Municipal Fund, Inc., and Nuveen Municipal Opportunity Fund, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Experts” in the Joint Proxy Statement/Prospectus, and “Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

October 1, 2015